Exhibit 10.6

Tenancy Agreement

An Agreement made the 28” day of October 2022 between the Landlord and the Tenant as more particularly described in Schedule I.

The Landlord shall let and the Tenant shall take the Premises for the Term and at the Rent as more particularly described in Schedule I and both parties agree to observe and perform the terms and conditions as follows:-

1.	The Tenant shall pay to the Landlord the Rent in advance on the first commencing day of each and every calendar month during the Term. If the Tenant shall fail to pay the Rent within 7 days from the due date, the Landlord shall have right to institute appropriate action to recover the Rent and all costs, expenses and other outgoings so incurred by the Landlord in relation to such action shall be a debt owed by the Tenant to the Landlord and shall be recoverable in full by the Landlord.

2.	The Tenant shall not make any alteration and / or additions to the Premises without the prior written consent of the Landlord, which consent shall not be unreasonably withheld.

3.	The Tenant shall not assign, transfer sublet or part with the possession of the premises or any part thereof to any other person. This tenancy shall be personal to the Tenant named herein.

4.	The Tenant shall comply with all ordinances, regulations and rules of Hong Kong and shall observe and perform the covenants, terms and conditions of the Deed of Mutual Covenant and Sub-Deed of mutual covenant (if any) relating to the Premises. The Tenant shall not contravene any negative of restrictive covenants contained in the Government Lease(s) under which the Premises are held from the Government.

5.	The Tenant shall during the Term pay and discharge all charges in respect of electricity, telephone and other similar charges payable in respect of the Premises.

6.	The Tenant shall during the Term keep the interior of the Premises in good and tenantable repair and condition (fair wear and tear and damage caused by inherent defects excepted) and shall deliver up vacant possession of the Premises in the same repair and condition on the expiration or sooner determination of this Agreement.

7.	The Tenant shall pay to the Landlord the Security Deposit set out in Schedule I for the due observance and performance of the terms and conditions herein contained and on his part to be observed and performed provided that there is no antecedent breach of any of the terms and conditions herein contained, the Landlord shall refund the Security Deposit to the Tenant without interest within (7) days from the date of delivery of vacant possession of the Premises to the Landlord or settlement of any outstanding payment owed by the Tenant hereunder or any part thereof shall be unpaid for seven (7) days after the same shall become payable (whether legally demanded or not) or if the Tenant shall commit a breach of any of the terms and conditions herein contained, it shall be lawful for the Landlord at time thereafter to re-enter the Premises whereupon this Agreement shall absolutely determine and the Landlord any deduct any loss or damage suffered by the Landlord as a result of the Tenant’s breach from the Security Deposit without prejudice to any other right of action or any remedy of the Landlord in respect of the Landlord in respect of such breach of the Tenant.

8.	Provided the Tenant shall have paid the Rent and other outgoings on the days and in the manner herein provided and observe and perform the terms and conditions herein contained and on the Tenant’s part to be observed and performed, the Tenant shall peacefully hold and enjoy the Premises during the Term without any interruption by the Landlord.

9.	The Landlord shall keep and maintain the structural parts of the Premises including the main drains, pipes and cables in proper state of repair Provided that the Landlord’s liability shall not be incurred unless and until written notice of any defect or want of repair has been given by the Tenant to the landlord and the Landlord shall have failed to take reasonable steps to repair and remedy the same after the lapse of a reasonable time from the date of service of such notice.

10.	The Landlord shall pay the Property tax payable in respect to the Premises.

11.	The Stamp Duty payable on this Agreement in duplicate shall be borne by the Landlord and the Tenant in equal shares.

12.	The Landlord and the Tenant agree to be bound by the additional terms and conditions contained in Schedule II (if any.)

13.	If there is any conflict between the English version and the Chinese version in this Agreement, the English version shall prevail.

Received the Security Deposit of HK$285,000.00 by the Landlord	Receive 6 toilet keys, 2 parking cards and 20 shuttle bus cards

/s/ China Finder Limited China Finder Limited	/s/ Kin Chiu Engineering Limited Kin Chiu Engineering Limited

Confirmed and Accepted all the terms and conditioned contained herein by the Landlord	Confirmed and Accepted all the terms and conditioned contained herein by the Tenant

/s/ China Finder Limited China Finder Limited	/s/ Kin Chiu Engineering Limited Kin Chiu Engineering Limited

Schedule I

The Premises	Private car parking space No. P156 & No. P157 on Lower G/F, Unit 7 & 8 on 15th Floor of Tower One, Ever Gain Plaza, No. 88 Container Port Road, Kwai Chung, New Territories

The Landlord	China Finder Limited

Registered address	Flat 7, 15/F, Tower 1, Ever Gain Plaza, 88 Container Port Road, Kwai Chung, NT, Hong Kong

The Tenant	Kin Chiu Engineering Limited

Registered address	Flat A, 15/F, Tower A, Capital Tower, No. 38 Wai Yip Street, Kowloon Bay, KL, Hong Kong

Term	3 years fixed contract From 1 November 2022 to 31 October 2025 (both days inclusive)

Monthly rental

HK$80,000 per month (excluding air conditioning fee, government rate and government rent)

Air conditioning fee, government rate and government rent: The Tenant will pay on behalf of the Landlord: HK$95,000 (the exceeded amount shall be responsible by the Landlord)

Security Deposit	HK$285,000 (i.e. 3 months of rent, cannot be used to settle monthly rent)

Schedule II

1.	User: The Tenant shall not use or permit to be used the Premises or any part thereof for any purpose other than for Industrial / Office purpose only.

2.	Miscellaneous Payments

a.	The Landlord shall be responsible for the following payments payable in respect of the Premises during the Terms:-

i.	Management fee including A/C Fees: Landlord will pay on behalf of Tenant

ii.	Government Rates: Landlord will pay on behalf of Tenant

iii.	Government Rent: Landlord will pay on behalf of Tenant

3.	Rent Free Period: The Tenant shall be entitled to a rent free period from the From 1 November 2022 to 30 November 2022 (both days inclusive) provided. During the rent-free period, The Tenant shall be responsible for the charges of the Government Rent & Rates and management Fees including A/C Fees, electricity fees, and other related fees (including card park fee of HK$5,000 per month).

4.	Additional Terms

a.	The Tenant has inspected the Premises and rent on an “as-is” basis. The Landlord shall preserve the renovation and usable furniture. Other than structural issues, the Tenant shall be responsible for maintenance of other issues (i.e. fire sprinkler system, central air-conditioning system, microwave, sink and water supply). Tenant shall clear all debris at the end of the rent period and return the Premise to the Landlord.

b.	Tenant shall arrange electricity account itself and pay the relevant deposit.

c.	Tenant agree to transfer or deposit the monthly rent to the designated account of the Landlord.

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